Monotype and Olapic Monotype’s Intent to Acquire Olapic July 21, 2016 Exhibit 99.2

Safe Harbor Statement This presentation contains forward looking statements that involve significant risks and uncertainties, including those discussed in the “Risk Factors” section of Monotype Imaging Holdings Inc.’s Form 10-K and subsequent filings with the SEC. We are providing this information as of today’s date and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those that are projected.

Where to Find Additional Information Additional information about this transaction can be found in public filings of TYPE, including its current report on Form 8-K dated July 21, 2016, filed with the U.S. Securities and Exchange Commission at www.sec.gov and in the “Investors” portion of the “Company” section of Monotype’s website at www.monotype.com. * Monotype is currently in a quiet period and will not be accepting phone call or meeting requests following today’s public conference call.

Announcement Details Signed agreement to acquire Olapic $130 million 190 employees Leader in Visual Marketing Customers include more than 400 brands NYC headquarters, offices in San Francisco, London and Cordoba, Argentina

How Did We Get Here?

400+ Brands Using Olapic

American Eagle Clothing Retailer Using Olapic Earned Content Platform 5x increase in user-generated content submissions Identified most influential brand ambassadors Used content as part of marketing efforts Generated 22 percent increase in sales

Stella & Dot Boutique jewelry and accessories company Using Olapic Earned Content Platform 30 percent of sales come from shoppers interacting with UGC 2.4x likely to buy after interacting with UGC

COLLECT CURATE ASK FOR RIGHTS PUBLISH EXTEND ANALYZE Journey of UGC with Olapic

TYPE: Enables Brand Fidelity Everywhere

Together we drive consistency, authenticity and ROI

Financials $130 million in cash Acquiring Olapic free of cash and debt* Approx. $19 million in stock awards to founders and employees - vest over time In 2013 – Olapic crossed $1M (ARR) Continuous ARR and revenue growth since Finished 2015 close to $15M ARR and $9M+ in GAAP revenue Rapid growth stage, investing in growing a solid SaaS customer base Not yet profitable *subject to customary closing conditions and regulatory approvals.

What’s Next? Expect to close in Q3 2016 Will operate as a division of Monotype Plans to integrate two companies fully by 2018 Reported as CP revenue